Exhibit 107.1

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Idaho Power Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.50% First Mortgage Bonds due 2053	457(r)	$400,000,000	99.057%	$396,228,000	0.0001102	$43,664.33

	Total Offering Amount					$396,228,000

	Net Fee Due							$43,664.33